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January 27, 1998

Board of Directors
Gaston Federal Savings and Loan Association
1535 Burtonwood Drive
Gastonia, North Carolina 28054

  Re: Mutual Holding Company Formation and Stock Issuance

Ladies and Gentlemen:

         We have been requested to express our opinion concerning the North Carolina income tax consequences relating to the proposed conversion of Gaston Federal Savings and Loan Association (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings association ("Stock Bank"), and the formation of a mutual holding company ("Mutual Holding Company") which will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to a Stock Holding Company.

         You have submitted to us a copy of the federal income tax opinion ("Federal Opinion") relating to the federal income tax consequences of the proposed transaction prepared by your counsel, Luse, Lehman, Gorman, Pomerenk, & Schick, Washington, D.C.

         Our opinion regarding the North Carolina income tax consequences of the proposed transaction is based on the same facts and conditions contained in the Federal Opinion dated January 27, 1998. It is also based on existing North Carolina tax law which is subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken, and we assume that all steps will be properly effectuated under state and federal law and will be consistent with the legal documentation.

         In our opinion, the North Carolina income tax consequences of the proposed transaction are the same as the federal income tax consequences of the proposed transaction identified in the Federal Opinion.

         The State of North Carolina has adopted federal taxable income, as currently amended, as the starting point for computing North Carolina taxable income. Income tax terms are defined in relation to the Internal Revenue Code of 1986, as amended [G. S. 105-130.2(5d)]. Taxpayers are required to use the same taxable year and accounting methods as are used in computing federal taxable income [G.S. 105-130.2(5)] .

                       Cherry, Bekaert & Holland, L.L.P.
  2020 Remount Road (28054) (bullet) PO. Box 1064 (bullet) Gastonia, NC 28053
               (bullet) (704)865-2396 (bullet) Fax (704) 865-2758

 Offices Throughout The Southeast (bullet) Represented Internationally Through
                     Summit International Associates, Inc.


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Board of Directors
Gaston Federal Savings and Loan Association
January 27, 1998
Page 2

         Several specific modifications to federal taxable income are enumerated in the North Carolina Statutes in determining taxable income for North Carolina purposes, however, there are no specific modifications which apply to the proposed transaction.

         Our opinion as expressed above is rendered only with respect to the North Carolina income tax consequences of the specific matters discussed herein, and we express no opinion with respect to any other North Carolina income tax matter or any other federal, state, local or foreign tax matter relating to the proposed transaction. Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Opinion. If any of the foregoing is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, and North Carolina Statutes, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modifications by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the North Carolina Department of Revenue, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

         This opinion is rendered solely for the benefit of the Mutual Holding Company, the Stock Holding Company, the Association and prospective investors in connection with the proposed transactions described herein and is not to be relied upon by any other person or entity without our express written consent.

CHERRY, BEKAERT & HOLLAND, L.L.P.


/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.